INDEPENDENT AUDITORS' CONSENT


We hereby consent to the use in the registration statement of The Plastic Surgery Company on Form S-3 being filed on or about this date, our report dated October 20, 2000 on the balance sheet of Florida Center for Cosmetic Surgery, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the two years ended December 31, 1999, which report expresses an unqualified opinion and appears in the Form 8-K of The Plastic Surgery Company dated March 5, 2001.





                                               /s/ Durland & Company, CPAs, P.A.


Palm Beach, Florida
March 16, 2001